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                                                                      EXHIBIT 21


                           SUBSIDIARIES OF REGISTRANT
                             Orbis Development, Inc.
                                December 31, 2000




               SUBSIDIARY                                JURISDICTION

             IBANCommerce, Ltd.                     British Virgin Islands
        Global Interamericana, Ltda.                     Costa Rica